Exhibit 8.1

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4471 tel 212 701 5471 fax

January 24, 2019

Re:          Registration Statement on Form S-4

General Electric Company
41 Farnsworth Street
Boston, MA 02210

Ladies and Gentlemen:

We have acted as counsel for General Electric Company (the “Company”), a New York corporation, in connection with certain transactions contemplated by (i) the Separation, Distribution and Sale Agreement (as amended from time to time, and together with all schedules, exhibits, attachments and annexes thereto, the “Separation Agreement”), dated as of May 20, 2018, by and between the Company, Transportation Systems Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“SpinCo”), Westinghouse Air Brake Technologies Corporation, a Delaware corporation (“Parent”), and Wabtec US Rail, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Direct Sale Purchaser”) and (ii) the Agreement and Plan of Merger (as amended from time to time, and together with all schedules, exhibits, attachments and annexes thereto, the “Merger Agreement”), dated as of May 20, 2018, by and among the Company, SpinCo, Parent, and Wabtec US Rail Holdings, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). This opinion is being delivered in connection with the Registration Statement (File No. 333-227444) of Parent on Form S-4 (the “Registration Statement”) filed on September 20, 2018, with the Securities and Exchange Commission, as amended and supplemented through the date hereof, which includes the Prospectus (the “Prospectus”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Separation Agreement.

General Electric Company	2	January 24, 2019

In connection with this opinion, we have examined the Separation Agreement, Merger Agreement, the Registration Statement, the Prospectus, the representation letter of the Company delivered to us for purposes of this opinion (the “Representation Letter”) and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.  We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.  For purposes of this opinion, we have assumed, with your permission, that (i) the transactions contemplated by the Separation Agreement and the Merger Agreement (the “Transactions”) will be consummated in the manner described in the Separation Agreement, the Merger Agreement and the Registration Statement, (ii) the statements concerning the Transactions set forth in the Separation Agreement, the Merger Agreement and the Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Merger Effective Time, (iii) the representations made by the Company in the Representation Letter are true, complete and correct and will remain true, complete and correct, and (iv) any representations made in the Representation Letter “to the knowledge of,” or based on the belief of the Company or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Merger Effective Time, in each case without such qualification.  We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Separation Agreement and the Merger Agreement.  In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations made by the Company referred to above, which we have assumed will be true as of the Merger Effective Time.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein and in the Prospectus we hereby confirm that the discussion in the Prospectus under the heading “Material U.S. Federal Income Tax Consequences of the Distribution and the Merger to GE Stockholders” constitutes the opinion of Davis Polk & Wardwell LLP.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Transactions under any state, local or foreign law, or with respect to other areas of U.S. federal taxation.  We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion is furnished to you solely for use in connection with the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to our firm name in the Prospectus in connection with references to this opinion and the material U.S. federal income tax consequences of the Distribution and the Merger.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell LLP